Exhibit 10.14

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 24, 2020 by and between Beam Therapeutics Inc. (the “Company”) and Giuseppe (“Pino”) Ciaramella (the “Executive”), and is effective as of the day prior to the date on which the Company becomes subject to the reporting obligations of Section 12 of the Securities Exchange Act of 1934, as amended (the “Effective Date”).

WHEREAS, the Company has employed the Executive pursuant to that certain Employment Agreement by and between the Company and the Executive, dated as of February 2, 2018 (the “Prior Employment Agreement”); and

WHEREAS, the Company and Executive desire to enter into this Agreement, which will supersede the Prior Employment Agreement as of the Effective Date, setting forth the terms and conditions of Executive’s continued employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.    Position and Duties.

(a)    Effective as of the Effective Date, the Executive will be employed by the Company, on a full-time basis, as its President and Chief Scientific Officer. In addition, the Executive may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, without further compensation.

(b)    The Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Company, he will devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them.

(c)    The Executive agrees that, while employed by the Company, he will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

2.    Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a)    Base Salary. The Company will pay the Executive a base salary at the rate of $475,000 per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board of Directors of the Company (the “Board”) in its discretion (as adjusted, from time to time, the “Base Salary”).

(b)    Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus (each, an “Annual Bonus”). The Executive’s target bonus will be 45% of the Base Salary, with the actual amount of any such Annual Bonus to be determined by the Board in its discretion, based on the Executive’s performance and the Company’s performance against goals established by the Compensation Committee of the Board. In order to receive any Annual Bonus hereunder, the Executive must be employed through the date that such Annual Bonus is paid.

(c)    Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(d)    Vacations. The Executive will be entitled to earn vacation days in accordance with the policies of the Company, as in effect from time to time. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

(e)    Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.    Confidential Information and Intellectual Property.

(a)    Confidential Information. During the course of the Executive’s employment with the Company, the Executive will learn of Confidential Information, and will develop Confidential Information on behalf of the Company and its Affiliates. The Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates. The Executive agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

(b)    Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in his possession or control. The Executive also agrees to disclose to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c)    Assignment of Rights to Intellectual Property.

(i)    The Executive will promptly disclose in confidence to the Company all inventions, discoveries, ideas, processes, products, computer programs, works of authorship and know-how that the Executive or any individual working with the Executive makes, conceives or reduces to practice, from the date the Executive’s employment with the Company commenced through the expiration or termination of this Agreement, and that (i) arises from the services provided by the Executive to the Company (the “Services”) or other work performed by the Executive for the Company or (ii) arises from use of facilities, equipment, supplies, materials or Confidential Information of the Company (along with all patent and other intellectual property rights arising therefrom, collectively, “Developments”). For clarity, “Developments” will include any products, progeny, modifications, improvements or derivatives of biological materials provided to the Executive by the Company. The Executive will not make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Services hereunder nor take any other action that would result in another third party owning or having a right in any Developments under the such third party’s applicable policies or otherwise.

(ii)    The Executive will make and maintain adequate and reasonably current written records of all Developments, which records will be available to and remain the property of the Company at all times. All Developments will be the sole property of the Company. For purposes of the copyright laws of the United States, all Developments will constitute works made for hire as applicable. The Executive hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all right, title and interest in and to all Developments.

(iii)    The Executive will assist the Company in any reasonable manner to obtain for its own benefit patent and other intellectual property rights in any and all countries with respect to the Developments, and the Executive will execute and deliver, promptly as requested, patent and other applications and assignments therefor. The Executive will further reasonably assist the Company to enforce any such patent rights and other rights, including testifying in any suit or proceeding. The Executive will perform the Executive’s obligations under this Section 3 without further compensation, except for reimbursement of expenses incurred at the Company’s request and, with respect to any performance after the term of this Agreement or in excess of the Executive’s time commitment during the term of this Agreement, compensation at a reasonable rate for costs and expenses incurred by the Executive and time actually spent by the Executive at the Company’s request. In the event the Company is unable after reasonable effort to obtain the Executive’s signature on any document which the Executive may be required to sign pursuant to this Section 3, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably appoints each of the President and the Secretary of the Company (whether now or hereafter in office) as the Executive’s attorney-in-fact to execute any such document on the Executive’s behalf.

(iv)    The Company agrees that any technology and/or intellectual property, and any and all intellectual property rights, industrial property rights, and moral rights thereto, created in whole or in part by the Executive prior to the date hereof and referred to in Exhibit A to this Agreement (“Excluded Technology”) is not within the scope of the assignment of Developments hereunder, which may be updated in the future by mutual agreement. Except for any Excluded Technology, if the Executive incorporates into any Developments any proprietary information or other intellectual property owned by the Executive or in which the Executive has an interest, the Executive hereby grants, and to the extent any such grant cannot be made at the present, agrees to grant to the Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license, with the right to sublicense through multiple tiers, under all intellectual property rights, to make, use, refrain from using, sell, offer for sale, import, modify, delete, add to, reproduce, create derivative works based upon, distribute, perform, display or otherwise exploit in any way, such proprietary information or other intellectual property, in whole or in part, by any means, now known or later developed, in all languages

4.    Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)    By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) a willful and material act of dishonesty by the Executive in connection with the performance of the Executive’s duties as an employee of the Company; (ii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, embezzlement or any willful act of moral turpitude, or a material violation of a federal or state law by the Executive, that the Board reasonably determines has had or is reasonably likely to have a materially detrimental effect on the Company’s reputation or business; (iii) the Executive’s gross misconduct in the performance of the Executive’s duties as an employee of the Company; (iv) the Executive’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company that materially damages the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of the Executive’s relationship with the Company; (v) the Executive’s willful and material breach of any obligations under any written agreement or covenant with the Company, including this Agreement; or (vi) the Executive’s continued willful and substantial failure to perform the Executive’s employment duties (other than a result of the Executive’s death or Disability) after notice. Cause shall not exist unless, in any case, the Executive has first received a written notice from the Board that sets forth the factual basis for the Board’s determination as to any behavior or occurrence claimed as Cause and the Executive fails to cure such claimed behavior or occurrence, if curable, to the reasonable satisfaction of a majority of the Board within ten (10) business days after receiving such written notice, in which case the Executive’s termination date will be the expiration date of the cure period, if any. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless it is done or omitted to be done by the Executive in bad faith and without reasonable belief that the act or failure to act was in the best interest of the Company.

(b)    By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.

(c)    By the Executive for Good Reason. The Executive may terminate his employment for Good Reason, provided that (i) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within sixty (60) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Executive terminates his employment, if at all, not later than sixty (60) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean (i) a material reduction in the Executive’s base salary or target annual bonus; (ii) a material diminution of the Executive’s title, duties, responsibilities or reporting lines; (iii) a material change in the principal geographic location at which the Executive must perform services, more than fifty (50) miles from the Company’s head office; or (iv) a material breach by the Company of this Agreement or any equity award agreement with the Executive.

(d)    By the Executive Without Good Reason. The Executive may terminate his employment without Good Reason at any time upon thirty (30) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof.

(e)    Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event of the Executive’s Disability.

5.    Other Matters Related to Termination; Change in Control.

(a)    Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date his employment terminates; and (iii) reimbursement, in accordance with Section

2(e) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law.

(b)    Severance Benefits. In the event of a termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, the Company will pay the Executive, in addition to Final Compensation: (i) the Base Salary for a period of twelve (12) months following the date of termination; (ii) a lump sum target Annual Bonus, pro-rated for the portion of the then-current calendar year during which the Executive was employed by the Company including any notice periods; (iii) continued vesting for twelve (12) months of any unvested portion of any equity awards then held by the Executive, and (iv) provided that the Executive timely elects and remains eligible for coverage pursuant to Part 6 of Title I of ERISA, or similar state law (collectively, “COBRA”), payment or reimbursement to the Executive of an amount equal to the full monthly premium for COBRA continuation coverage under the Company’s medical plans as in effect on the date of the Executive’s termination with respect to the level of coverage in effect for the Executive and the Executive’s eligible dependents as of the date of the Executive’s termination, on a monthly basis, with respect to the period from the date of the Executive’s termination until the earlier of (x) twelve (12) months following such date and (y) the date the Executive becomes eligible for coverage under a subsequent employer’s medical plan (together, the “Severance Benefits”).

(c)    Change in Control. In the event of a Change in Control, fifty percent (50%) of the Executive’s unvested equity awards then held by the Executive (but excluding the portion of such equity awards that would otherwise have vested during the six-month period after the date of such Change in Control (the “Carved Out Equity”)) will become fully vested and exercisable and no longer subject to any restrictions or forfeiture upon such Change in Control. The remaining fifty percent (50%) of the unvested equity awards shall, subject to all applicable conditions and restrictions, continue to vest following the Change in Control in accordance with the vesting schedule in effect prior to the Change in Control. The Carved Out Equity shall, subject to the Executive’s continued employment with the Company or its successor after such Change in Control, continue to vest over the first six months after the date of the Change in Control in accordance with the vesting schedule in effect prior to the Change in Control. In the event of a termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above within twelve (12) months immediately following or within thirty (30) days immediately prior to a Change in Control, then, in addition to the Final Compensation and in lieu of the Severance Benefits, the Company shall provide the following payments and benefits: (i) the Base Salary for a period of twelve (12) months following the date of termination; (ii) an amount equal to the target Annual Bonus; (iii) immediate vesting of any unvested portion of any equity awards then held by the Executive; and (iv) provided that the Executive timely elects and remains eligible for COBRA coverage, payment or reimbursement to the Executive of an amount equal to the full monthly premium for COBRA continuation coverage under the Company’s medical plans as in effect on the date of the Executive’s termination with respect to the level of coverage in effect for the Executive and the Executive’s eligible dependents as of the date of the Executive’s termination, on a monthly basis, with respect to the period from the date of the Executive’s termination until the earlier of (x) twelve (12) months following such date and (y) the date the Executive becomes eligible for coverage under a subsequent employer’s medical plan (together, the “CIC Severance Benefits”).

(d)    Conditions To And Timing Of Severance Benefits. Any obligation of the Company to provide the Executive the Severance Benefits or the CIC Severance Benefits, as applicable, is conditioned on his signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any Severance Benefits or CIC Severance Benefits to which the Executive is entitled will be payable in the form of salary continuation in accordance with the normal payroll practices of the Company. The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination.

(e)    Benefits Termination. Except for any right the Executive may have under COBRA to continue participation in the Company’s group health and dental plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(f)    Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Executive under Section 5(b), and the Executive’s right to retain the same, are expressly conditioned upon his continued full performance of his obligations under Section 3 of this Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.    Timing of Payments and Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1

(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code (“Section 409A”).

(b)    For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-l(i).

(c)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)    In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.    Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change in Control” means the consummation of (i) the dissolution or liquidation of the Company; (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; (iii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable); (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons; or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or anther capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Change in Control”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of his obligations under this Agreement or any other agreement between the Executive and the Company or any of its Affiliates.

“Disability” means “disability” as defined in Section 422 of the Code.

“Initial Public Offering” means the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of its equity securities, as a result of or following which the common stock of the Company shall be publicly held.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8.    Indemnification. The Company shall indemnify and hold the Executive harmless to the fullest extent provided under the Certificate of Incorporation and the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of his duties and obligations to the Company, subject to the limitations and conditions set forth therein.

9.    Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive are a party or are bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

10.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

11.    Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

12.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.    Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, including the Prior Employment Agreement and the Amended and Restated Employment Agreement by and between the Company and the Executive, dated as of September 25, 2019. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

14.    Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Giuseppe Ciaramella	By:	/s/ John Evans
Giuseppe (“Pino”) Ciaramella		Name:	John Evans
		Title:	Chief Executive Officer

EXHIBIT A

Excluded Technology